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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                                     Year Ended December 31,
                                    ------------------------
                                     2007     2006     2005
                                    ------   ------   ------
                                         (In thousands,
                                     except per share data)
BASIC
Net Income                          $  724   $2,096   $3,073
/ Weighted Average Shares            3,833    4,014    3,822
Basic Earnings Per Share            $ 0.19   $ 0.52   $ 0.80
                                    ======   ======   ======
DILUTED
Net Income                          $  724   $2,096   $3,073
/ Weighted Average Shares            3,875    4,081    3,920
Diluted Earnings Per Share          $ 0.19   $ 0.51   $ 0.78
                                    ======   ======   ======

Per share data has been retroactively adjusted for stock dividend.

Notes:

- Where applicable, diluted share computations include the effects of outstanding stock options.